	Contact:	Peter J. Cunningham First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com
FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION ANNOUNCES EIGHT MILLION SHARE REPURCHASE PROGRAM

Lake Success, New York, May 19, 2004 — Astoria Financial Corporation (NYSE: AF) announced that its Board of Directors approved the Company’s tenth stock repurchase program which authorizes the purchase of eight million shares, or approximately 10% of its outstanding common stock, in open-market or privately negotiated transactions. The newly approved repurchase program will commence immediately upon completion of the current stock repurchase program of which approximately 870,000 shares remain.

     George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria Financial commented, “In approving the new stock repurchase authorization, the Board of Directors is demonstrating its commitment to enhancing shareholder value and providing the Company with continued flexibility in capital management. Our Board continues to view Astoria Financial Corporation common stock as a favorable long-term investment.”

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.7 billion, is the third largest thrift institution headquartered in New York and sixth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

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